Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

COPT PRICES OFFERING OF 7,500,000 COMMON SHARES

COLUMBIA, MD October 11, 2012—Corporate Office Properties Trust (COPT or the Company) (NYSE: OFC) priced its previously announced public offering of 7,500,000 newly issued common shares at $24.75 per share. The Company has granted the underwriters an option to purchase up to an additional 1,125,000 shares during the next 30 days. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $178.2 million, or approximately $204.9 million if the underwriters’ option to purchase additional shares is exercised in full. The offering is expected to close on or about October 16, 2012.

The joint book-running managers for this offering are Wells Fargo Securities, J.P. Morgan and Barclays.

The Company intends to use the net proceeds from the offering to repay amounts outstanding under its unsecured revolving credit facility and for general corporate purposes.

Copies of the preliminary prospectus supplement relating to these securities may be obtained from Wells Fargo Securities, LLC, Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling 800-326-5897 or by email at cmclientsupport@wellsfargo.com; J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-866-803-9204; or Barclays Capital Inc., Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at Barclaysprospectus@broadridge.com, or by calling (888) 603-5847.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Information

COPT is an office real estate investment trust (REIT) that focuses primarily on strategic customer relationships and specialized tenant requirements in the U.S. Government and Defense Information Technology sectors and Data Centers serving such sectors. The Company acquires, develops, manages and leases office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in strong markets that it believes possess growth opportunities. As of June 30, 2012, COPT’s consolidated portfolio consisted of 228 office properties totaling 19.8 million rentable square feet. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company.

Forward-Looking Information:

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown or budgetary reductions or impasses, such as a reduction in rental revenues,  non-renewal of leases, and/or a curtailment of demand for additional space by strategic tenants;

•                  the Company’s ability to sell properties included in its Strategic Reallocation Plan;

•                  the Company’s ability to borrow on  favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in the Company’s plans or views of market economic conditions or failure to obtain development rights, any of which  could result in recognition of impairment losses;

•                  the Company’s ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  the Company’s ability to achieve projected results;

•                  the dilutive effect of issuing additional common shares; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our Current Report on Form 8-K dated October 10, 2012.